EXHIBIT 99.1

                                 PARAMOUNT PARKS

                          COMBINED FINANCIAL STATEMENTS

                        AT DECEMBER 31, 2005 AND 2004 AND
        FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005

                                 PARAMOUNT PARKS

                     INDEX TO COMBINED FINANCIAL STATEMENTS

        FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005

                                                                         Page(s)
                                                                         -------
Report of Independent Auditors                                                8

Combined Financial Statements:

   Combined Statements of Operations for each of the three years in
      the period ended December 31, 2005                                      9

   Combined Balance Sheets at December 31, 2005 and 2004                     10

   Combined Statements of Invested Equity and Comprehensive Income for
      each of the three years in the period ended December 31, 2005          11

   Combined Statements of Cash Flows for each of the three years in
      the period ended December 31, 2005                                     12

   Notes to Combined Financial Statements                                 13-24

                         REPORT OF INDEPENDENT AUDITORS

To the Management of CBS Corporation:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, invested equity and comprehensive income, and cash flows present fairly, in all material respects, the financial position of Paramount Parks (the "Company"), consisting of the themed-park businesses of CBS Corporation ("CBS") as defined in Note 1 to the combined financial statements, at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company is wholly owned by CBS. As disclosed in Note 1 and Note 3 to the combined financial statements, the Company relies on CBS for certain general and administrative services and engages in related party transactions with CBS and certain companies affiliated with CBS. The amounts recorded for these transactions are not necessarily representative of the amounts that would have been reflected in the combined financial statements had the Company been operated as a stand-alone company for the periods presented.


/s/ PricewaterhouseCoopers LLP

New York, New York
April 5, 2006

                                 PARAMOUNT PARKS
                        COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                             YEAR ENDED DECEMBER 31,
                                         ------------------------------
                                           2005       2004       2003
                                         --------   --------   --------
Revenues:
   Admissions                            $235,415   $226,257   $205,801
   Food, merchandise and games            155,778    153,171    139,569
   Other                                   31,898     30,033     30,046
                                         --------   --------   --------
      Total revenues                      423,091    409,461    375,416
                                         --------   --------   --------
Expenses:
   Operating                              202,049    194,303    176,992
   Selling, general and administrative     69,538     69,608     64,973
   Cost of goods sold                      41,730     39,968     36,847
   Depreciation and amortization           49,561     51,633     45,503
                                         --------   --------   --------
      Total expenses                      362,878    355,512    324,315
                                         --------   --------   --------
Operating income                           60,213     53,949     51,101
   Other items, net                         1,089      1,410        201
                                         --------   --------   --------
Income before income taxes                 61,302     55,359     51,302
   Income tax expense                      24,049     21,667     20,532
                                         --------   --------   --------
Net income                               $ 37,253   $ 33,692   $ 30,770
                                         ========   ========   ========

                   See Notes to Combined Financial Statements.

                                 PARAMOUNT PARKS
                             COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                   AT DECEMBER 31,
                                                 -------------------
                                                   2005       2004
                                                 --------   --------
ASSETS
Current Assets:
Cash and cash equivalents                        $  8,369   $  7,433
Receivables, less allowances of $494 in 2005
   and $342 in 2004                                 6,681      8,322
Inventory                                           6,341      5,744
Prepaid insurance                                   9,163      1,683
Other current assets                                6,714      2,923
                                                 --------   --------
   Total current assets                            37,268     26,105
Property and equipment, net (Note 2)              487,329    489,532
Spare parts inventory                              11,243     10,399
Goodwill                                          274,480    274,480
Other assets                                        9,596        394
                                                 --------   --------
   Total Assets                                  $819,916   $800,910
                                                 ========   ========
LIABILITIES AND INVESTED EQUITY
Current Liabilities:
Accounts payable                                 $  7,590   $  4,855
Accrued compensation                                7,574      8,213
Deferred income                                    27,243     18,041
Accrued expenses and other current liabilities     19,340     14,140
                                                 --------   --------
   Total current liabilities                       61,747     45,249
Deferred tax liabilities, net (Note 4)             95,792     96,939
Other liabilities                                     875        836
Commitments and contingencies (Note 5)
Invested Equity:
   Invested capital                               649,626    650,142
   Cumulative translation adjustments              11,876      7,744
                                                 --------   --------
      Total Invested Equity                       661,502    657,886
                                                 --------   --------
   Total Liabilities and Invested Equity         $819,916   $800,910
                                                 ========   ========

                   See Notes to Combined Financial Statements.

                                 PARAMOUNT PARKS
         COMBINED STATEMENTS OF INVESTED EQUITY AND COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)

                                          YEAR ENDED DECEMBER 31,
                                      ------------------------------
                                        2005       2004       2003
                                      --------   --------   --------
Invested Equity:
   Invested capital
   Balance, beginning of year         $650,142   $665,082   $673,568
   Net income                           37,253     33,692     30,770
   Net distribution to CBS             (37,769)   (48,632)   (39,256)
                                      --------   --------   --------
      Balance, end of year             649,626    650,142    665,082
                                      --------   --------   --------

Cumulative Translation Adjustments:
   Balance, beginning of year            7,744        (55)   (17,468)
   Activity                              4,132      7,799     17,413
                                      --------   --------   --------
      Balance, end of year              11,876      7,744        (55)
                                      --------   --------   --------
Total Invested Equity                 $661,502   $657,886   $665,027
                                      ========   ========   ========

                                          YEAR ENDED DECEMBER 31,
                                        ---------------------------
                                          2005      2004      2003
                                        -------   -------   -------
Comprehensive Income:
   Net income                           $37,253   $33,692   $30,770
   Cumulative translation adjustments     4,132     7,799    17,413
                                        -------   -------   -------
Total Comprehensive Income              $41,385   $41,491   $48,183
                                        =======   =======   =======

                   See Notes to Combined Financial Statements.

                                 PARAMOUNT PARKS
                        COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31,
                                                          ------------------------------
                                                            2005       2004       2003
                                                          --------   --------   --------
Operating activities:
Net income                                                $ 37,253   $ 33,692   $ 30,770
   Adjustments to reconcile net income to
      net cash flow from operating activities:
      Depreciation and amortization                         49,561     51,633     45,503
      Bad debt expense                                         452        114        252
   Changes in operating assets and liabilities:
      Decrease (increase) in receivables                     1,261     (3,087)     4,230
      (Increase) decrease in inventory                      (1,341)      (139)       507
      (Increase) decrease in prepaid insurance and
         other current assets                              (11,275)       (38)     2,119
      Increase in accounts payable and accrued expenses      6,933      6,079        294
      Other, net                                             4,456      4,273     (1,641)
                                                          --------   --------   --------
   Net cash flow provided by operating activities           87,300     92,527     82,034
                                                          --------   --------   --------

Investing activities:
Capital expenditures                                       (48,595)   (44,321)   (42,947)
                                                          --------   --------   --------
   Net cash flow used for investing activities             (48,595)   (44,321)   (42,947)
                                                          --------   --------   --------

Financing activities:
   Net distribution to CBS                                 (37,769)   (48,632)   (39,256)
                                                          --------   --------   --------
   Net cash flow used for financing activities             (37,769)   (48,632)   (39,256)
                                                          --------   --------   --------

Net increase (decrease) in cash and cash equivalents           936       (426)      (169)
Cash and cash equivalents at beginning of year               7,433      7,859      8,028
                                                          --------   --------   --------
Cash and cash equivalents at end of year                  $  8,369   $  7,433   $  7,859
                                                          ========   ========   ========

Non-Cash Investing Activities:

     In 2005, the Company invested $6.0 million in Mason Family Resorts, LLC by contributing certain land and campground facilities.

                   See Notes to Combined Financial Statements.

                                 PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Paramount Parks ("the Company"), is operated through wholly-owned subsidiaries and affiliates of CBS Corporation ("CBS"). The Company owns and operates five regional theme parks and a themed attraction in the U.S. and Canada: Paramount's Carowinds, in Charlotte, North Carolina; Paramount's Great America, in Santa Clara, California; Paramount's Kings Dominion, located near Richmond, Virginia; Paramount's Kings Island, located near Cincinnati, Ohio; Paramount's Canada's Wonderland, located near Toronto, Ontario; and the themed attraction, Star Trek:
The Experience, in the Las Vegas Hilton, a futuristic interactive environment based on the popular television and movie series. Each of the theme parks features attractions, products and live shows based on various intellectual properties of the Company. In addition, the Company manages and operates Bonfante Gardens, a family oriented garden theme park in Gilroy, California. In 2004 and 2003, the Company managed the operations of Terra Mitica, a theme park in Benidorm, Spain, under a management agreement. This management agreement was terminated on December 31, 2004. In August 2004, the Company entered into an agreement with Tianjin Economic Development Agency ("TEDA") for concept and schematic design services related to the development of a new theme park located Tianjin, China. This agreement is effective through April 15, 2006. The Company also has a 16% interest in an investment in Mason Family Resorts, LLC (see Note
2), which is in the construction phase of a hotel and themed indoor waterpark in Cincinnati, Ohio, located adjacent to Paramount's Kings Island.

In January 2006, CBS announced its intention to divest the Company and to complete the divestiture in the second half of 2006.

The accompanying combined financial statements of the Company are presented on a carve-out basis and reflect the combined historical results of operations, financial position and cash flows of the Company. The combined historical financial statements include allocations of certain CBS Corporate expenses (see
Note 3). Management believes that the assumptions and estimates used in preparation of the underlying combined statements are reasonable. However, the combined financial statements herein may not necessarily reflect the Company's results of operations, financial position or cash flows in the future, or what its results of operations, financial position or cash flows would have been if the Company had been a stand-alone company during the periods presented. Because of the nature of these combined financial statements, CBS' net investment in the Company is shown as Invested Capital. Other transactions with CBS and related parties have been identified in Note 3.

A substantial amount of Paramount Parks' income is generated during its seasonal operating period beginning April through the end of October. Factors such as local economic conditions, competitors and their actions, and weather conditions during the operating season may impact the performance of the business.

                                 PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of the Company's combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments, and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Areas involving estimates include: allowance for doubtful accounts; testing for impairment of long-lived assets and net realizable value of inventories; depreciable lives of long-lived assets; accruals and reserves; methodologies used to allocate corporate expenses; certain tax accruals and tax-related accounts; and reporting and disclosure of contingent liabilities. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and short-term (maturities of three months or less at the date of purchase) highly liquid investments.

RECEIVABLES

Receivables are stated net of an allowance for doubtful accounts. The provision for doubtful accounts charged to expense was $.5 million (2005), $.1 million
(2004), and $.3 million (2003).

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market value and primarily consist of products for resale including merchandise, food, games and miscellaneous supplies.

Spare parts inventories consist of parts that are used in the maintenance of rides and attractions. These items are expensed as the repair or maintenance of rides and attractions occur.

PREPAID INSURANCE

Prepaid insurance is expensed during the coverage period which is normally one year.

OTHER CURRENT ASSETS

Other current assets were $6.7 million and $2.9 million at December 31, 2005 and 2004, respectively. In 2005, other current assets include capitalized design costs related to the TEDA agreement, which are accounted for under the percentage of completion method.

                                 PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                         (TABULAR DOLLARS IN THOUSANDS)

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed principally by the straight-line method over the estimated useful lives as follows:

Amusement park rides and attractions   15 years
Buildings and improvements             20 to 25 years
Furniture, equipment and other         5 to 7 years
Land improvements                      20 years
Leasehold improvements                 Over lease term, up to a maximum of 15 years

Balances of major classes of assets, and accumulated depreciation at December 31, are as follows:

                                           AT DECEMBER 31,
                                       -----------------------
                                          2005         2004
                                       ----------   ----------
Amusement park rides and attractions   $  742,123   $  696,036
Land                                      107,711      111,726
Buildings and improvements                109,034      104,583
Furniture, equipment and other             66,966       64,961
Land improvements                          50,271       47,983
Leasehold improvements                     17,130       16,973
                                       ----------   ----------
   Total                                1,093,235    1,042,262
Less: accumulated depreciation            605,906      552,730
                                       ----------   ----------
Property and equipment, net            $  487,329   $  489,532
                                       ==========   ==========

Maintenance and repair costs that are incurred to maintain property and equipment in their original operating condition are charged to expense as incurred, and upgrades, renewals and improvements that extend the useful life of the assets are capitalized. When an asset is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized.

INVESTMENT

In 2005, the Company contributed certain land and campground facilities at a book value of $6.0 million in exchange for a 16% minority interest in Mason Family Resorts, LLC. In accordance with EITF Issue 03-16, "Accounting for Investments in Limited Liability Companies", the Company accounts for this investment under the equity method of accounting. The Company evaluates its investment for impairment loss by comparing the estimated fair value of the investment to the balance sheet carrying amount, and considers other factors, as appropriate, when determining whether an other-than-temporary decline in fair value has occurred.

                                 PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards (SFAS) 144, "Accounting for the Impairment or Disposal of Long-lived Assets", the Company assesses long-lived assets other than goodwill for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the respective assets' carrying value.

In accordance with SFAS 142, "Goodwill and Other Intangible Assets", the Company performs an annual (as of October 31st) fair value-based impairment test for goodwill. Under SFAS 142, the first step of the test requires a determination of whether or not the book value of a reporting unit exceeds its corresponding fair value. If the book value of a reporting unit exceeds its respective fair value, the second step of the test compares the implied fair value of the reporting unit's goodwill with the book value of the goodwill. As a result of the annual impairment test, the Company determined that there was no impairment of goodwill for the years ended December 31, 2005, 2004 and 2003.

REVENUE RECOGNITION

Revenues are primarily recognized at the time of admission to the parks, provision of services, or when products are delivered to customers. For season pass and other multi-use admissions purchased in advance for entrance to the park in future periods, amounts are initially deferred and recognized in income over the applicable periods covered by the pass. For the years ended December 31, 2005 and 2004, the Company has recorded $18.3 million and $15.3 million, respectively, as income related to season passes purchased by customers in advance.

Amounts remitted to concessionaires, representing the concessionaire's portion of earned revenue, have been netted against food, merchandise and games revenue in accordance with EITF issue 99-19, "Reporting Revenue Gross as a Principal verses Net as an Agent". The amounts netted against revenues were $19.0 million
(2005), $18.9 million (2004), and $17.0 million (2003).

Other revenues consist of management fees, design fees, parking, sponsorships, concerts and other miscellaneous revenues. Management fee revenue, generated from the management of two theme parks, Bonfante Gardens and Terra Mitica, is recognized as earned over the life of the agreements. Design revenue earned from the agreement with TEDA for the design of a theme park in China is recognized using the percentage of completion method in accordance with Statement of Position (SOP) 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts".

                                 PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

EXPENSES

Operating expenses primarily include the costs of park operations, including salaries and wages, employee benefits, advertising, outside services, maintenance, utilities and insurance. Advertising expenses are expensed as incurred. Advertising expenses, which are included in operating expenses, were $25.6 million (2005), $26.6 million (2004) and $23.1 million (2003).

Selling, general and administrative expenses primarily include the costs associated with personnel recruitment, benefits, and administrative departments which support the operations of the business.

Cost of goods sold includes costs of inventory for food, merchandise and games, related freight and other product-related costs.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The Company's foreign subsidiary's assets and liabilities are translated at exchange rates in effect at the balance sheet date, while results of operations are translated at average exchange rates for the respective periods. The resulting translation gains and losses are included as a component of Invested Equity. Foreign currency transaction gains have been included in "Other items, net" in the Combined Statements of Operations and were $1.0 million (2005), $.5 million (2004) and $.2 million (2003).

INCOME TAXES

The Company's income taxes as presented herein are calculated on a separate return basis, although the Company's operating results are included in the consolidated tax return of CBS. CBS manages its tax position for the benefit of its entire portfolio of businesses, and, as such, the assumptions, methodologies and calculations made for purposes of determining the Company's tax provision and related tax accounts in the combined financial statements herein, may differ from those made by CBS and, in addition, are not necessarily reflective of the tax strategies that the Company would have followed as a separate stand-alone company.

Income taxes are accounted for under the asset and liability method of accounting pursuant to SFAS 109, "Accounting for Income Taxes". Deferred income taxes are recorded to reflect the tax benefits and consequences of future years' differences between the tax bases of assets and liabilities and their related financial reporting basis. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASSET RETIREMENT OBLIGATIONS

In accordance with SFAS 143, "Accounting for Asset Retirement Obligations," the Company recorded an asset retirement obligation of $.8 million in 2003 and reflected the related liability on the Combined Balance Sheets under the caption "Other liabilities". As of December 31, 2005 and 2004, the amounts of these obligations were $.9 million and $.8 million, respectively.

                                 PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                         (TABULAR DOLLARS IN THOUSANDS)

STOCK-BASED COMPENSATION

CBS, under its Long-Term Incentive Plans (the "Plans"), grants stock options and Restricted Stock Units ("RSUs") to certain employees of the Company. Prior to the adoption of SFAS 123R, "Share-Based Payment," CBS followed the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123R also superseded APB 25, "Accounting for Stock Issued to Employees". CBS applied APB 25, and, accordingly, did not recognize compensation expense for the stock option grants because CBS typically does not issue options at exercise prices below the market value at the date of the grant. SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the vesting period during which an employee is required to provide service in exchange for the award. Effective on January 1, 2006, CBS adopted SFAS 123R and, accordingly, the Company will recognize compensation cost for equity based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to the adoption based on the fair values previously calculated for disclosure purposes. At December 31, 2005, the aggregate value of unvested options as determined using a Black-Scholes option valuation model was approximately $1.0 million, which will be recognized over the remaining vesting period of these options.

On March 8, 2005, the Compensation Committee of the Board of Directors of CBS approved the acceleration of the vesting of unvested stock options having a then exercise price of $38.00 or greater. Stock option awards granted from 1999 through 2004 were subject to this acceleration which was effective as of March 8, 2005. Incremental pre-tax expense of $1.5 million associated with the acceleration of the Company's employee stock options was reflected in the 2005 pro forma disclosure and is included in the table below.

The following table reflects the effect on net income as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation. These pro forma effects may not be representative of future stock compensation expense since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period, and the vesting of certain options was accelerated on March 8, 2005. See Note 7 for detailed assumptions.

YEARS ENDED DECEMBER 31,            2005      2004      2003
------------------------          -------   -------   -------
Net income                        $37,253   $33,692   $30,770
Option expense, net of tax         (2,881)   (1,895)   (1,839)
                                  -------   -------   -------
Net income after option expense   $34,372   $31,797   $28,931
                                  =======   =======   =======

Compensation expense for RSUs is determined based upon the market price of the shares underlying the awards on the grant date and expensed over the vesting period. For the year ended December 31,

                                 PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2005, the Company recorded pre-tax compensation expense of $0.2 million. There were no RSU grants issued in 2004 and 2003.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company is wholly owned by CBS and enters into transactions with CBS for, among other things, the daily transfer of net cash collections, daily cash funding to be used in operations, payment of taxes on income and allocations of corporate expenses. For purposes of these combined financial statements, the net amount due to CBS has been classified as Invested Capital.

CBS provides the Company with certain general and administrative services such as insurance, technology systems, tax, and certain other services. The combined financial statements reflect expenses which were allocated based on specific identification of costs, assets and liabilities. Management believes that the methodologies used to allocate expenses for the services described above are reasonable. However, the Company's expenses as a stand-alone company may be different from those reflected in the Combined Statements of Operations. See
Note 6 for pension and other employee benefit costs charged by CBS to the Company.

On December 31, 2005, the separation of the former Viacom Inc. ("Former Viacom") into two publicly traded entities, CBS Corporation ("CBS") and new Viacom Inc. ("New Viacom") was completed (the "Viacom Separation"). The Company has several licensing agreements with CBS and New Viacom, allowing the Company the right to license certain CBS and New Viacom products. Total amounts paid to CBS and New Viacom under these agreements were $2.7 million (2005), $2.6 million (2004) and $1.8 million (2003), and are included in selling, general and administrative expenses in the Combined Statements of Operations. Subsequent to the Viacom Separation, at December 31, 2005, a new licensing agreement was entered into with New Viacom, superseding the prior licensing agreements. Under the terms of the new licensing agreement, the anticipated license payment to New Viacom for 2006 is approximately $4.2 million.

The Company also has arrangements with Blockbuster Inc. ("Blockbuster"), a former subsidiary of Former Viacom. Blockbuster stores sold admission tickets to the Company's parks during 2003 and 2004, up to and through the split-off of Blockbuster from Former Viacom in October 2004. Commissions were paid to Blockbuster on a per ticket sold basis. Total amounts collected by Blockbuster for such sales were $20.7 million (2004) and $13.6 million (2003), and commissions paid to Blockbuster by the Company were $1.2 million (2004) and $.7 million (2003).

NOTE 4 - INCOME TAXES

The Company's operating results have been included in consolidated federal, state and local income tax returns as well as the applicable tax returns in non-U.S. jurisdictions filed by CBS. The tax payments related to the returns were paid by CBS. However, the income tax expense reflected in the Combined Statements of Operations and deferred tax liabilities reflected in the Combined Balance Sheets have been prepared as if these amounts were computed on a separate return basis. Tax losses generated by the Company have been utilized by CBS to reduce its consolidated taxable income.

                               PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                         (TABULAR DOLLARS IN THOUSANDS)

U.S. and foreign income, before income taxes are as follows:

                  YEAR ENDED DECEMBER 31,
                ---------------------------
                  2005      2004      2003
                -------   -------   -------
United States   $34,323   $30,090   $35,933
Foreign          26,979    25,269    15,369
                -------   -------   -------
                $61,302   $55,359   $51,302
                =======   =======   =======

Components of the income tax expense are as follows:

                          YEAR ENDED DECEMBER 31,
                        ---------------------------
                          2005      2004      2003
                        -------   -------   -------
Current:
   Federal              $13,723   $11,207   $10,227
   State and Local        4,253     3,473     3,169
   Foreign                8,875     8,169     9,141
                        -------   -------   -------
                         26,851    22,849    22,537
Deferred                 (2,802)   (1,182)   (2,005)
                        -------   -------   -------
Provision for incomes
   taxes                $24,049   $21,667   $20,532
                        =======   =======   =======

The difference between income taxes as expected at the U.S. federal statutory tax rate of 35% and income taxes provided on income before taxes are summarized as follows:

                                  YEAR ENDED DECEMBER 31,
                                ---------------------------
                                  2005      2004      2003
                                -------   -------   -------
Taxes on income at U.S.
   statutory rate               $21,456   $19,376   $17,956
State and local taxes, net of
   federal tax benefit            2,205     1,934     2,303
Foreign income taxed at
   different rates                  267       244       178
Other, net                          121       113        95
                                -------   -------   -------
    Total income taxes          $24,049   $21,667   $20,532
                                =======   =======   =======

                               PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                         (TABULAR DOLLARS IN THOUSANDS)

The following is a summary of the deferred tax accounts in accordance with SFAS 109:

                                                   AT DECEMBER 31,
                                                 -------------------
                                                   2005       2004
                                                 --------   --------
Deferred tax assets:
   Provision for expenses and losses             $    424   $    371
                                                 --------   --------
      Total deferred tax assets                       424        371

Deferred tax liabilities:
    Property, equipment, and intangible assets    (96,216)   (97,310)
      Total deferred tax liabilities              (96,216)   (97,310)
                                                 --------   --------
Deferred tax liabilities, net                    $(95,792)  $(96,939)
                                                 ========   ========

The tax expense recognized and the deferred taxes recorded in the accompanying combined financial statements may not necessarily reflect the tax expense or deferred taxes of the Company had it been a separate stand-alone Company during the periods presented.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

The Company has long-term noncancelable lease commitments for various real property and office space which expire at various dates. Certain leases contain renewal and escalation clauses.

At December 31, 2005, minimum rental payments under noncancelable operating leases are as follows:

2006                           $ 6,284
2007                             5,920
2008                             5,734
2009                             5,501
2010                             1,629
2011 and thereafter              1,515
                               -------
Total minimum lease payments   $26,583
                               =======

Rent expense was $7.6 million (2005), $7.4 million (2004) and $7.8 million
(2003).

As of December 31, 2005, the Company had purchase and other future commitments, primarily related to ride purchase contracts and design service contracts, totaling $14.9 million.

                               PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The Company is involved in ordinary and routine litigation incidental to its business. Management believes that any ultimate liability resulting from those actions or claims will not have a material adverse effect on the Company's results of operations, financial position or cash flows.

NOTE 6 - PENSION AND OTHER EMPLOYEE BENEFITS

The employees of the Company participate in certain noncontributory defined benefit pension plans of CBS. Retirement benefits are based principally on years of service and salary. In addition, CBS sponsors a health and welfare plan that provides certain postretirement healthcare and life insurance benefits to the Company's retired employees and their covered dependents. Retiring employees are eligible for their benefits if they meet certain age and service requirements at the time of the retirement. CBS also provides other employee benefits to the Company's employees, including certain post employment benefits, medical, dental, and life and disability insurance costs and it also offers participation in a 401k savings plan to the employees of the Company. CBS has charged the Company for the above benefits in the amount of $4.3 million (2005), $3.9 million (2004) and $4.9 million (2003). These charges have been included in selling, general and administrative expenses in the accompanying Combined Statements of Operations. The liabilities that are recorded by CBS related to the pension and other employee benefit plans are not allocated to the Company.

Management believes that the methodologies used to allocate pension and other employee benefit charges to the Company are reasonable. However, the Company's pension and other employee benefit expenses may differ if the Company were a separate, stand-alone company.

NOTE 7 - STOCK COMPENSATION PLANS

LONG-TERM INCENTIVE PLANS

Employees of the Company are granted stock options under the Plans. The stock options and RSUs generally vest over a three-to five-year period from the date of grant. Options granted in 2005 expire eight years from the date of grant and options granted prior to 2005 expire ten years after the date of grant.

On the effective date of the Viacom Separation, all outstanding unexercised options to purchase shares of Former Viacom class B common stock held by employees of the Company were converted into options to purchase shares of CBS Corp. Class B Common Stock in a manner designed to preserve their intrinsic value. As a result, each outstanding stock option to purchase shares of Former Viacom class B common stock was converted into 1.273438 stock options to purchase shares of CBS Corp. Class B Common Stock ("Stock Option and RSU Conversion"). Any options to purchase fractional shares resulting from the stock option and RSU conversion were paid out in cash.

                                 PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes the Company's stock option activity under the
Plans:

                                             OPTIONS     WEIGHTED-AVERAGE
                                           OUTSTANDING    EXERCISE PRICE
                                           -----------   ----------------
Balance at December 31, 2002                  676,810         $37.72
                                            ---------
   Granted                                    187,200          39.33
   Exercised                                  (74,575)         27.70
   Canceled                                   (89,126)         43.88
                                            ---------
Balance at December 31, 2003                  700,309          38.43
                                            ---------
   Granted                                    185,200          40.39
   Exercised                                  (45,442)         17.34
   Canceled                                   (31,474)         43.41
                                            ---------
Balance at December 31, 2004                  808,593          39.87
                                            ---------
   Granted                                    140,260          37.38
   Exercised                                  (26,934)         16.45
   Canceled                                   (22,785)         40.32
                                            ---------
Balance at December 31, 2005 - before
   Stock Option Conversion (a)                899,134          40.17
                                            ---------
   Conversion of Former Viacom stock
      options to CBS Corp. stock options      245,738
                                            ---------
Balance at December 31, 2005 - after
   Stock Option Conversion                  1,144,872         $31.55
                                            =========

(a) All stock option activity prior to this balance reflects activity for stock options to purchase shares of Former Viacom common stock.

Stock options exercisable at year end were as follows:

December 31, 2003 (before Stock Option and RSU Conversion)   375,878
December 31, 2004 (before Stock Option and RSU Conversion)   446,201
December 31, 2005 (after Stock Option and RSU Conversion)    989,732

                                 PARAMOUNT PARKS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The weighted-average fair value of each option as of the grant date was $10.04, $18.40 and $18.32 in 2005, 2004 and 2003, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                    2005    2004    2003
                                   -----   -----   -----
Expected dividend yield              .75%    .59%     --
Expected stock price volatility    24.00%  38.98%  39.62%
Risk-free interest rate             3.78%   4.02%   3.63%
Expected life of options (years)     5.2     7.3     6.7

The following table summarizes information concerning outstanding and exercisable stock options to purchase CBS Corp. Class B Common Stock under the Plans at December 31, 2005. This information reflects the impact of the Viacom Separation as the number of options and the exercise price is shown after the Stock Option and RSU Conversion.

                            OUTSTANDING AFTER SEPARATION          EXERCISABLE AFTER SEPARATION
                    -------------------------------------------   ----------------------------
                                  REMAINING                                       WEIGHTED-
RANGE OF EXERCISE   NUMBER OF    CONTRACTUAL   WEIGHTED-AVERAGE    NUMBER OF       AVERAGE
      PRICE          OPTIONS    LIFE (YEARS)    EXERCISE PRICE      OPTIONS    EXERCISE PRICE
-----------------   ---------   ------------   ----------------    ---------   --------------
   10 to 19.99         54,120       1.39            $12.31           54,120        $12.31
   20 to 29.99        203,804       6.15            $28.31           48,664        $24.98
   30 to 39.99        753,053       5.78            $31.67          753,053        $31.67
   40 to 49.99        131,221       4.39            $43.35          131,221        $43.35
   50 to 59.99          2,674       4.58            $54.97            2,674        $54.97
                    ---------                                       -------
                    1,144,872                                       989,732
                    =========                                       =======

Beginning in 2005, CBS granted awards of RSUs to employees. Compensation expense for RSUs is determined based upon the market price of the shares underlying the awards on the grant date and expensed over the vesting period. RSUs vest over a four year period. For the year ended December 31, 2005, the Company recorded pre-tax compensation expense of $0.2 million in the Combined Statements of Operations. During 2005, CBS granted 26,604 RSUs to the Company's employees. At December 31, 2005, upon conversion to RSUs for CBS Class B Common Stock, there were 31,103 RSUs outstanding at a weighted average grant date fair value of $29.35.